Exhibit 99.1

Contacts:
Paul Rosenbaum	Investors
Rentrak Corporation	PondelWilkinson Parham
Chairman & CEO	Ron Parham
503-284-7581	503-297-0202
exitpoll@aol.com	rparham@pondel.com

RENTRAK REPORTS THIRD QUARTER EARNINGS OF $0.10 PER SHARE

         PORTLAND, Ore. (February 6, 2006)—Rentrak Corp. (Nasdaq:RENT) today announced consolidated revenues of $24.0 million and net income of $1.1 million, or $0.10 per diluted share, for its third fiscal quarter ended December 31, 2005. In last year’s comparable quarter, the company reported consolidated net income of $1.3 million, or $0.12 per diluted share, on revenue of $22.8 million.

         Third quarter revenues in the company’s Pay-Per-Transaction (PPT) segment totaled $20.9 million, compared with $19.7 million in last year’s comparable period, benefiting from new revenue sharing agreements and increased sales to existing customers.

         Third quarter revenues in the company’s Advanced Media & Information (AMI) segment totaled $2.7 million compared with $2.9 million in last year’s third fiscal quarter. Increased revenues from the company’s Box Office Essentials™ and Home Video Essentials™ services helped to nearly offset a small decline in DRS revenues. Beginning in the first quarter of fiscal 2007, operating results of the company’s OnDemand Essentials™ and Supply Chain Essentials™ services will be reported in the company’s AMI segment.

         Cost of Sales increased $1.6 million from last year’s third quarter, reflecting increased PPT revenues and the effect of minimum guarantee terms of studio revenue-sharing programs, under which the guaranteed revenues and cost of sales are recognized by Rentrak at the beginning of the rental term.

         Selling and administrative expenses in the third quarter of fiscal 2006 totaled $5.5 million, compared with $5.2 million in last year’s third quarter.

         Consolidated operating income totaled $1.5 million in the third quarter of fiscal 2006, compared with operating income of $2.2 million in the comparable year-ago quarter.

         Cash and marketable securities increased to $27.5 million at December 31, 2005, compared with $25.1 million at September 30, 2005.

Rentrak Reports Fiscal 2006 Third Quarter Earnings of $0.10 Per Share

         For the fiscal year ending March 31, 2006, the company now expects revenues of between approximately $85 million to $90 million, exceeding its initial guidance of between $80 million and $85 million.

         Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, “We’re very pleased with our strong third quarter revenues and earnings. Through the first nine months of the fiscal year we are ahead of pace compared to our initial full year guidance. We’ve generated revenues of $65 million, earnings of $2.9 million, or $0.26 per diluted share, and strong positive cash flow.”

         “We recently announced a second wave of subscribers to our OnDemand Essentials™ Content Provider Site, including CMT, Hallmark Channel (content from Crown Media library), Logo, Playboy TV, TV Guide SPOT and Warner Home Video On Demand. They join the previously announced thirteen customers, comprised of Paramount Studios, CBS, MTV, Nickelodeon, Noggin, The N, Comedy Central, VH1, Expo TV, National Geographic Channel, NFL Network and Music Choice, bringing us to a total of 19 content provider customers and further validating Rentrak as the leading pioneer in on-demand media measurement, reporting and analysis.”

         Rosenbaum concluded, “Looking forward to fiscal 2007, we believe each of our Essentials™ services is positioned for more rapid growth and we’re encouraged by the powerful industry trends we see converging. A central theme of the 2006 Consumer Electronics Show in Las Vegas, as well as numerous media industry conferences around the country, is the growing volume of content being made available on demand through an increasing array of high-speed distribution platforms to a growing market of consumers with multiple electronic viewing devices. Simply put, the more the media market continues to fragment, the more the media and advertising industries need an independent third-party aggregator like Rentrak to capture, manage, analyze and report the billions of viewing transactions generated every week. We believe Rentrak’s Essentials™ suite of services represents the only viable, reliable, scalable solution available to satisfy these evolving needs.”

Conference Call

         Rentrak has scheduled a conference call for 1:30 p.m. (PST) February 6, 2006 to discuss the company’s financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866.578.5747 from the U.S. or Canada, or 617.213.8054 for international callers, passcode 33500520. This call is being webcast by CCBN and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through February 6, 2007. The webcast is also accessible over CCBN’s Investor Distribution Network and available to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors

Rentrak Reports Fiscal 2006 Third Quarter Earnings of $0.10 Per Share

can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com). A telephone replay of the call will be available through midnight February 13, 2006 at 888-286-8010 from the U.S. or Canada, or 617-801-6888 from outside the U.S., passcode 63179832.

About Rentrak Corporation

        Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries. The company’s near-term focus centers on its Entertainment Essentials™ suite of services that is redefining media measurement in the digital broadband era. Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies. Available by license or subscription, each ASP-based Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage. For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

         When used in this discussion, the words “anticipates,” “expects,” “intends” and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak’s financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak’s financial results are described in Rentrak’s March 31, 2005 annual report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

###

(Financial Tables Follow)

Rentrak Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31, 2005	March 31, 2005 (1)
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$12,681	$21,983
Marketable securities	14,848	—
Accounts receivable, net of allowances for
doubtful accounts of $430 and $654	16,521	14,428
Advances to program suppliers, net of program
supplier reserves of $2,921 and $3,246	269	1,185
Income tax receivable and prepaid taxes	67	580
Deferred income tax assets	169	944
Notes receivable - related party	—	753
Other current assets	925	1,028

Total Current Assets	45,480	40,901
Property and Equipment, net of accumulated
depreciation of $5,517 and $4,317	3,463	3,216
Deferred Income Tax Assets	77	115
Other Assets	627	851

Total Assets	$49,647	$45,083

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$14,150	$12,470
Accrued liabilities	1,078	711
Accrued compensation	966	1,539
Deferred revenue	474	379

Total Current Liabilities	16,668	15,099
Long-Term Obligations:
Lease obligations and deferred gain	—	52
Commitments and Contingencies	—	—
Stockholders' Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000
shares authorized; shares issued and outstanding:
10,572 and 10,545	11	10
Capital in excess of par value	47,148	46,988
Accumulated other comprehensive income	181	181
Accumulated deficit	(14,361)	(17,247)

Total Stockholders' Equity	32,979	29,932

Total Liabilities and Stockholders' Equity	$49,647	$45,083

(1) Derived from our March 31, 2005 audited consolidated financial statements.

Rentrak Corporation and Subsidiaries
Condensed Consolidated Income Statements (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2005	2004	2005	2004
Revenue	$23,957	$22,821	$65,003	$75,152
Operating expenses:
Cost of sales	17,014	15,411	45,364	53,953
Selling and administrative	5,454	5,222	15,787	14,087

	22,468	20,633	61,151	68,040

Income from operations	1,489	2,188	3,852	7,112
Other income (expense):
Interest income	283	92	693	203
Interest expense	—	(2)	(2)	(5)

	283	90	691	198

Income before income taxes	1,772	2,278	4,543	7,310
Provision for income taxes	646	991	1,657	2,827

Net income	$1,126	$1,287	$2,886	$4,483

Basic net income per share	$0.11	$0.13	$0.27	$0.46

Diluted net income per share	$0.10	$0.12	$0.26	$0.43

Shares used in per share calculations:
Basic	10,567	9,932	10,556	9,851

Diluted	11,054	10,606	11,071	10,465